Exhibit 5.1

Reed Smith LLP Reed Smith Centre 225 Fifth Avenue Pittsburgh, PA 15222-2716 Tel +1 412 288 3131 Fax +1 412 288 3063 reedsmith.com

August 30, 2016

Board of Directors F.N.B. Corporation One North Shore Center 12 Federal Street Pittsburgh, PA 15212

Re:	Post-Effective Amendment No. 1 to Registration Statement on Form S-8
(File No. 333-185929)
F.N.B. Corporation 401(k) Progress Savings Plan

Ladies and Gentlemen:

We have acted as counsel to F.N.B. Corporation, a Pennsylvania corporation (the “Corporation”), in connection with Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-185929), which was originally filed by F.N.B. Corporation, a Florida corporation (the “Predecessor Registrant”), with the Securities and Exchange Commission (the “Commission”) on January 8, 2013 (the “Registration Statement”). As amended by Post-Effective Amendment No. 1, the Registration Statement shall relate to the offering of 4,000,000 common shares of the Corporation, par value $0.01 per share (the “Common Shares”), pursuant to the F.N.B. Corporation 401(k) Progress Savings Plan (the “Plan”).

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of all such agreements, instruments and documents as we deemed necessary to render the opinions hereinafter expressed, including but not limited to: the Registration Statement, as amended by Post-Effective Amendment No. 1, the Articles of Incorporation of the Corporation as currently in effect, the Bylaws of the Corporation as currently in effect and the Plan. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, and the accuracy and completeness of all records, information and statements submitted to us by officers and representatives of the Corporation. We have also assumed that Post-Effective Amendment No. 1 shall have become effective under the Securities Act of 1933, as amended, and its effectiveness shall not have been terminated or rescinded.

Our examination of matters of law in connection with the opinions set forth below has been limited to, and accordingly our opinions herein are limited to, the Pennsylvania Business Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Common Shares have been duly authorized and, when Post-Effective Amendment No. 1 to the Registration Statement shall have become effective, the Common Shares have been issued in accordance with the Plan, the Common Shares will be validly issued, fully paid and non-assessable.

ABU DHABI ¿ ATHENS ¿ BEIJING ¿ CENTURY CITY ¿ CHICAGO ¿ DUBAI ¿ FRANKFURT ¿ HONG KONG ¿ HOUSTON ¿ KAZAKHSTAN ¿ LONDON ¿ LOS ANGELES ¿ MUNICH ¿ NEW YORK ¿ PARIS ¿ PHILADELPHIA ¿ PITTSBURGH ¿ PRINCETON ¿ RICHMOND ¿ SAN FRANCISCO ¿ SHANGHAI ¿ SILICON VALLEY ¿ SINGAPORE ¿ TYSONS ¿ WASHINGTON, D.C. ¿ WILMINGTON

Board of Directors August 30, 2016 Page 2

We hereby consent to the filing of a copy of this opinion as an exhibit to Post-Effective Amendment No. 1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Very truly yours,

/s/ Reed Smith LLP
Reed Smith LLP

GRW/PCH